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Exhibit 3.5(e)

FIFTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

        THIS FIFTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the "Fifth Amendment") is entered into on this 14th day of October, 2003, by and among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), TCEP/LECG FUNDING CORPORATION, a Delaware corporation ("TCEP"), and the undersigned unitholders of the Company (the "Unitholders").

RECITALS

        A.    The Company, TCEP and the Unitholders are parties to that certain Limited Liability Company Agreement dated as of September 29, 2000, by and between the Company, TCEP, the Unitholders, and the unitholders identified therein, as amended by that certain First Amendment to Limited Liability Company Agreement dated October 29, 2001, that certain Second Amendment to Limited Liability Company Agreement dated December 7, 2001, that certain Third Amendment to Limited Liability Company Agreement dated March 27, 2003, and that certain Fourth Amendment to Limited Liability Company Agreement dated August 1, 2003 (as so amended, the "LLC Agreement").

        B.    The Company, TCEP and the Unitholders wish to amend the LLC Agreement in order to provide that a specific, fixed income tax rate be used to calculate the amount of tax distributions, if any, to be made to unitholders pursuant to Section 4.1(c) of the LLC Agreement with respect to the fiscal year ending December 31, 2003 (the "Proposed Amendment").

        C.    The consummation of the Proposed Amendment requires the written consent of the holders of the Required Interest (as that term is defined in the LLC Agreement) pursuant to Section 15.2 of the LLC Agreement. TCEP and the Unitholders have each agreed to provide their respective consent to the Proposed Amendments subject to the provisions of this Fifth Amendment.

        D.    Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such terms in the LLC Agreement, as amended hereby.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.     Amendment to the LLC Agreement

          (a)   Section 4.1(c). The parties hereto acknowledge and agree that Section 4.1(c) is hereby restated in its entirety as follows:

          Tax Distributions. Notwithstanding any other provision herein to the contrary, so long as the LLC is treated as a partnership for federal and state income tax purposes, the LLC shall use its best efforts to make distributions to each Unitholder on earlier of (i) the date on which Distributions are made pursuant to Section 4.1(b)(i), or (ii) a date within 15 days after the end of each Fiscal Quarter of the LLC, to the extent that funds are legally available therefor and would not impair the liquidity of the LLC with respect to working capital, capital expenditures, debt service, reserves, or otherwise and would not be prohibited under any credit facility to which the LLC or any Subsidiary is a party, an amount of cash (a "Tax Distribution") which in the good faith judgment of the Board equals the excess, if any, of (i) the product of (x) the amount of taxable income allocable to the Unitholder in respect of the period beginning on the date hereof and ending at the close of such Fiscal Quarter, multiplied by (y) the combined maximum federal, and California income tax rate over (ii) all prior distributions made to such Unitholder pursuant to this subsection (c) and subsection (a) above.

          (b)   Effective Date of Amendment. The amendment to Section 4.1(c) of the LLC Agreement is retroactively effective for the entire 2003 taxable year, and any future taxable years, but is not applicable to or effective for taxable years 2000, 2001 and 2002.

        2.     Consent to Amendment. In accordance with Section 15.2 of the LLC Agreement, TCEP and the Unitholders, who, collectively, hold a majority of the outstanding Common Units on the date hereof, hereby consent to this Fifth Amendment. This Fifth Amendment shall be effective upon execution by the Company and the minimum number of Unitholders holding a majority of the Common Units on the date hereof. Except as expressly amended hereby, the LLC Agreement remains in full force and effect.

        3.     Counterparts. This Fifth Amendment may be executed in two or more counterparts, and each such executed counterpart will be deemed to be an original instrument, but all such counterparts together will constitute one and the same instrument. This Fifth Amendment may be executed by facsimile transmission.

        4.     Governing Law. All questions concerning the construction, validity and interpretation of this Fifth Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        5.     Successors and Assigns. The provisions of this Fifth Amendment shall be binding upon and inure to the benefit of the parties to the LLC Agreement and their respective successors and assigns.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC
By:	/s/ DAVID KAPLAN David Kaplan President

TCEP/LECG FUNDING CORPORATION
By:
William W. Liebeck President

UNITHOLDERS
David J. Teece
/s/ DAVID KAPLAN David Kaplan

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        IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC
By:
David Kaplan President

TCEP/LECG FUNDING CORPORATION
By:	/s/ WILLIAM W. LIEBECK William W. Liebeck President

UNITHOLDERS

David J. Teece
David Kaplan

3

        IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to the Limited Liability Company Agreement as of the day and year first written above.

LECG HOLDING COMPANY, LLC
By:
David Kaplan President

TCEP/LECG FUNDING CORPORATION
By:
William W. Liebeck President

UNITHOLDERS
/s/ DAVID J. TEECE David J. Teece
David Kaplan

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  Exhibit 3.5(e)
FIFTH AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
AGREEMENT